Exhibit 4.73

(English Translation)

Supplementary Agreement to the

Amended and Restated Equity Pledge Agreement

This Supplementary Agreement to the Amended and Restated Equity Pledge Agreement (this “Agreement”), dated August 26, 2011 is made in Beijing by and between:

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Address:	3/F, Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing

Party B:	Yanhong Li

Party C:	Haoyu Shen

Party D:	Zhan Wang

WHEREAS:

(1)	Pursuant to the Amended and Restated Equity Pledge Agreement (“Original Pledge Agreement”) by and between Party A (as the “Pledgee”) and Parties B and C (as the “Pledgors”), Parties B and C pledge all their equity interests in Baidu Netcom Science Technology Co., Ltd. (“Baidu Netcom”) to Party A as security for the performance of their obligations under the Amended and Restated Loan Agreement between Parties B and C (as the “Borrowers”) and Party A (“Original Loan Agreement”), as well as the Amended and Restated Exclusive Technology Consulting and Service Agreement between Party A and Baidu Netcom;

(2)	With consent of Party A, Party C intends to transfer the equity interest in Baidu Netcom which has been pledged to Party A under the Original Pledge Agreement (the “Equity Interest”) to Party D (the “Equity Transfer”);

(3)	The Parties have entered into the Amendment Agreement to the Amended and Restated Loan Agreement, according to which the Parties agree that Party D will assume all rights and obligations of Party C under the Original Loan Agreement on and from the date on which Baidu Netcom completes the procedures necessary to change industrial and commercial registration of the Equity Interest (i.e., Party D is officially registered as a shareholder of Baidu Netcom with the competent industrial and commercial authority) (the “Transfer Effective Date”);

(4)	Based on the above, the parties to the Original Pledge Agreement agree to make corresponding amendments to the Original Pledge Agreement, and Party D will assume all rights and obligations of Party C under the Original Pledge Agreement; Party D agrees to accept such arrangement.

NOW, THEREFORE, the Parties agree as follows to define their respective rights and obligations hereunder:

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1.	Parties C and D hereby warrants and covenants to Party A that upon due completion of Equity Transfer, Party D will continue to pledge the Equity Interest to Party A. Party A agrees to the Equity Transfer contemplated hereunder on reliance of such warranties and covenants of Parties C and D.

2.	It is acknowledged that the Equity Transfer will not release the pledge of the Equity Interest contemplated under the Original Pledge Agreement. It is agreed that all of the rights and obligations of Party C under the Original Pledge Agreement will be deemed to have been transferred to Party D along with the Equity Interest as of the Transfer Effective Date.

3.	As the transferee of the Equity Interest, Party D agrees to assume all rights and obligations of Party C under the Original Pledge Agreement (including without limitation its agreement to pledge the Equity Interest under its name to Party A) and continue to perform the Original Pledge Agreement pursuant to its terms and conditions.

4.	The Parties agree to cooperate and take all actions (including without limitation signing any relevant document) necessary and advisable to update and/or improve the legal procedures regarding pledge of the equity interest contemplated under the Original Pledge Agreement and this Agreement, including without limitation after the duly completion of transfer of the Equity Interest, (1) immediately cause any update of the pledge of Equity Interest under this Agreement to be recorded in the register of members of Baidu Netcom; and (2) promptly effect the procedures necessary to register the pledge of the Equity Interest contemplated under the Original Pledge Agreement and this Agreement with competent industrial and commercial authority.

5.	It is agreed and acknowledged by the Parties that once effective, this Agreement will constitute an update of the Original Pledge Agreement and the Parties may, if necessary, enter into a separate equity pledge agreement based on the update of the Original Pledge Agreement provided herein to reinstate the respective rights and obligations of Party A (as the Pledgee) and Parties B and D (as the Pledgors) as of the Transfer Effective Date.

6.	This Agreement is effective upon signature of all Parties.

7.	Any dispute in connection with this Agreement will be revolved by arbitration according to Clause 15 of the Original Pledge Agreement.

8.	This Agreement is in three (3) counterparts with each Party holding one copy. Each copy has the same legal effect.

(signatures on following page)

(Signature page)

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.

By:	/s/ Authorized representative
Title:	Authorized representative
Seal:	Baidu Online Network Technology (Beijing) Co., Ltd.

Party B:	Yanhong Li

By:	/s/ Yanhong Li

Party C:	Haoyu Shen

By:	/s/ Haoyu Shen

Party D:	Zhan Wang

By:	/s/ Zhan Wang

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